 Exhibit 23.1 Consent of Independent Auditors The Board of Directors and Stockholders Parallel Petroleum Corporation: We consent to the incorporation by reference in the registration statements (No. 33-57348, No. 333-34617 and No. 333-66938) on Forms S-8, and the registration statement (No. 33-90296) on Form S-3, of Parallel Petroleum Corporation of our report dated February 8, 2002, with respect to the balance sheets of Parallel Petroleum Corporation as of December 31, 2001 and 2000, and the related statements of income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which appears in the December 31, 2001 annual report on Form 10-K of Parallel Petroleum Corporation. /S/ KPMG LLP Midland, Texas March 28, 2002